Exhibit 3.1
CERTIFICATE OF INCREASE
OF
SHARES DESIGNATED
AS
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
* * * * *
     CytRx Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware,
     DOES HEREBY CERTIFY:
     That a Certificate of the Designation, Preferences and Rights of the Series A Junior Participating Preferred Stock, was filed in said office of the Secretary of State on May 9, 1997.
     That the Board of Directors of said corporation on January 17, 2008 duly adopted a resolution authorizing and directing an increase in the number of shares designated as Series A Junior Participating Preferred Stock of the corporation, from 5,000 shares to 15,000 shares, in accordance with the provisions of section 151 of The General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, said CytRx Corporation has caused this certificate to be signed by Steven A. Kriegsman, its President and Chief Executive Officer this 17th day of January 2008.

CYTRX CORPORATION
By:	/s/ STEVEN A. KRIEGSMAN
Steven A. Kriegsman
President and Chief Executive Officer